                                                              Exhibit 2
                            TRUST AGREEMENT                   ---------


         THIS TRUST AGREEMENT, made this the 21st day of October, 1994, by and between Dibrell Brothers, Incorporated, a Virginia corporation, as

Grantor ("Dibrell"), and Claude B. Owen, Jr. and Willie G. Barker, Jr.,

as Trustees (the "Trustees"):

         WHEREAS, Dibrell owns 849,300 shares (the "Shares") of the common stock of Standard Commercial Corporation, a North Carolina corporation

(the "Company"); and

     WHEREAS, Dibrell has agreed to deposit with the Trustees all of the Shares, and all other securities of the Company or other entities or securities convertible into securities of the Company received by Dibrell or the Trustees in exchange therefor or as a distribution thereon as the result of a dividend, split up, reorganization, recapitalization, merger or consolidation or as the result of any other action or as may be acquired in any other manner (all of such securities of the Company or other entities or securities convertible into such securities, whether now held or hereafter acquired being hereafter referred to as the "Trust

Stock"); and


         WHEREAS, the Trustees have consented to act under this Agreement for the purposes herein provided:

                                     NOW, THEREFORE, WITNESSETH:

         That for and in consideration of the promises and the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:


         1.      Agreement.  Copies of this Agreement, and of every agreement
                 ---------
supplemental hereto or amendatory hereof, shall be filed in the principal office of the Company in Wilson, North Carolina and the Trustees shall comply with all requirements of Sec. 55-7-30 of the North Carolina Business

Corporation Act, as amended, or any superseding statutes.

         2.      Transfer to Trustees.  Upon execution of this Agreement,
                 --------------------
Dibrell shall deposit with the Trustees certificates for all of the

Shares.  Dibrell also shall deposit with the Trustees immediately upon acquisition thereof certificates representing any additional shares of

Trust Stock that Dibrell shall acquire during the term of this Agreement in any manner.  All certificates thus deposited shall be duly endorsed for transfer to the Trustees, shall have affixed thereto all applicable documentary tax stamps, if required, duly cancelled, and shall be accompanied by such instruments of transfer as the Trustees shall deem necessary or as may be required to enable them to have the Trust Stock represented by such certificates transferred to their names as hereinafter provided.


         3.      Certificates.  Upon receipt of the certificates referred to
                 ------------
in Paragraph 2 above, the Trustees shall surrender the same for transfer and will obtain in lieu thereof new certificates, issued in the names of the Trustees, representing the shares of Trust Stock formerly represented by the surrendered certificates.  The Trustees shall hold such new certificates for the term hereof.  Upon request of Dibrell, the Trustees shall issue to Dibrell voting trust certificates for the Trust Stock;

provided, that neither the voting trust certificates nor Dibrell's interests under this Agreement or in the Trust Stock, or any right, title or interest therein, may be transferred, sold or otherwise assigned by

Dibrell during the term of this Agreement.


         4.      Rights of Trustees.  The Trustees shall have the exclusive
                 ------------------
right, subject to the provisions of this paragraph hereinafter set forth,

to exercise, in person or by their nominees or proxies, all shareholders'

rights and powers in respect of all Trust Stock deposited hereunder,

including the right to vote thereon, to take part or consent to any corporate or shareholders' action of any kind whatsoever and to dispose of the Trust Stock by sale or otherwise.  The foregoing right to vote,

take part or consent, and dispose shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever that may be presented at any meeting or require the consent of shareholders of the Company and otherwise to act in respect of such Trust Stock as if they were the sole and unrestricted owners thereof.

         In voting or disposing of the Trust Stock held by them hereunder,

either in person or by their nominees or proxies, the Trustees shall not be personally responsible with respect to any action taken pursuant to their vote so cast in any manner or act committed or omitted to be done under this Agreement, provided such commission or omission does not amount to willful misconduct on their part, and provided also that the

Trustees at all times exercise good faith in such matters.


         5.      Rights of Trustees as Individuals.  Nothing herein contained
                 ---------------------------------
shall prevent the Trustees from entering into any contract or transacting any business with the Company not otherwise prohibited.  The Trustees may for their individual account freely buy or sell securities of the Company and otherwise freely exercise any rights they may have individually as security holders of the Company.  Notwithstanding the foregoing, the

Trustees may not buy any Trust Stock without the prior written consent of the Board of Directors of Dibrell.


         6.      Dividends.  Dibrell shall be entitled to receive payments or
                 ---------
distributions equal to the cash or other dividends or distributions, if any, received by the Trustees upon the Trust Stock; provided, however, if any dividend in respect of Trust Stock is paid, in whole or in part, to the Trustees in securities of any kind issued by any entity, the Trustees shall likewise hold the same as Trust Stock subject to the terms of this

Agreement.


         7.      Dissolution.  In the event of the dissolution or liquidation
                 -----------
(except pursuant to Section 8, below) of the Company, whether voluntary or involuntary, the Trustees shall receive the money, securities, rights or property to which Dibrell is entitled, and shall distribute the same to Dibrell.


         8.      Reorganization.  In case the Company is merged with another
                 --------------
entity or all or substantially all of the assets of the Company are transferred to another entity, or the securities of the Company are exchanged for securities of another entity, then following any such transaction or any other transaction, the Trustees shall receive and hold under this Agreement as Trust Stock any such securities received on account of the ownership, as Trustees hereunder, of the securities held hereunder prior to such merger, exchange, transfer or other transaction.


         9.      Disposition of Trust Stock.  In the event that the Trustees
                 --------------------------
dispose of all or part of the Trust Stock, the Trustees shall distribute to Dibrell all proceeds received upon such disposition.  Upon disposition of all of the Trust Stock, this Agreement shall terminate automatically.


         10.     Other Trustees.  Any Trustee may resign at any time upon ten
                 --------------
(10) days notice in writing to the remaining Trustee and Dibrell.  In the event of the death, resignation or incapacity of one or more of the

Trustees, the vacancy or vacancies shall be filled by the Board of

Directors of Dibrell.  Notwithstanding anything in this Agreement to the contrary and so long as the Confidentiality Agreement between MAI (as hereinafter defined) and the Company applies to Dibrell's ownership of the Trust Stock, no person who is an MAI Affiliate may be appointed or serve as a Trustee hereunder on or after the MAI Closing and any Trustee who is an MAI Affiliate shall be deemed to have resigned effective as of the close of business on the day before the date of the MAI Closing.  The term "MAI Affiliate" shall mean any affiliate of Monk-Austin, Inc.

("MAI").

         11.     Duration.  Unless sooner terminated as provided below, this
                 --------
Agreement shall continue for a period of 10 years (the "Initial Term").

This Agreement may be terminated prior to the expiration of the Initial

Term only (i) if Dibrell and MAI do not execute a definitive Agreement and Plan of Reorganization (the "MAI Agreement") on or before the sixth-

month anniversary of the date of this Agreement, (ii) following the termination of the MAI Agreement other than upon a closing of the transactions contemplated thereby (the "MAI Closing") or (iii) upon the

Agreement of Dibrell and both Trustees following the sale of all of the

Trust Stock as herein provided.  The events in (i)-(iii) above shall collectively be referred to as "Authorized Termination Events."


         12.     Termination Procedure.  The Trustees, at least twenty (20)
                 ---------------------
days before any termination permitted by Section 11 hereof, shall mail written notice of such termination to Dibrell.  Upon the termination hereof, Dibrell shall have no further rights under this Agreement other than to receive certificates for Trust Stock or other property distributable under the terms hereof.  The Trustees upon

such termination shall forthwith deliver to Dibrell the Trust Stock, upon the surrender thereof properly endorsed, such delivery to be made in each case at the office of the Trustees and after payment, if the Trustees so require, by Dibrell, of a sum sufficient to cover any stamp tax or governmental charge in respect of the transfer or delivery of such certificates.


         13.     Compensation and Expenses.  The Trustees shall serve without
                 -------------------------
compensation but Dibrell hereby agrees to reimburse the Trustees for out-

of-pocket expenses incurred by them in performing their duties hereunder.

The Trustees are hereby authorized to employ and pay such agents,

attorneys, accountants and advisors as they deem necessary or desirable to carry out the purposes herein expressed; provided that no such person may be on MAI Affiliate.

         14.     Governing Law.  This Agreement shall be governed in all
                 -------------
respects, by the laws of the State of North Carolina without giving effect to the conflict of laws provisions thereof.


         15.     Amendment.  The parties understand and agree that prior to
                 ---------
the occurrence of an Authorized Termination Event, this Agreement may not be amended nor any material provision hereof waived without the prior written consent of MAI.  Further, it is understood and agreed that the execution and delivery of this Agreement by Dibrell is a material inducement to MAI's agreement to engage in any negotiations with Dibrell concerning the MAI Agreement.

         IN WITNESS WHEREOF, the parties hereto have hereunto appended their signatures as of the day and year first above written.

                               DIBRELL BROTHERS, INCORPORATED



                                     /s/ Claude B. Owen, Jr.
                               By: ______________________________________
                               Name:    Claude B. Owen, Jr.
                               Title:   Chairman of the Board, President
                                        and Chief Executive Officer



                               /s/ Claude B. Owen, Jr.
                               __________________________________________
                               Claude B. Owen, Jr.



                               /s/ Willie G. Barker, Jr.
                               __________________________________________
                               Willie G. Barker, Jr.